UNITED STATES                08/31/98
                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                          SCHEDULE 13G

            UNDER THE SECURITIES EXCHANGE ACT OF 1934
                (AMENDMENT #1 - INTERIM FILING)*


GENERAL MOTORS CORPORATION
(NAME OF ISSUER)
CLASS H COMMON
(TITLE CLASS OF SECURITIES)
370442832
(CUSIP NUMBER)

CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT.____. (A FEE IS NOT REQUIRED ONLY IF THE FILING PERSON:
(1) HAS A PREVIOUS STATEMENT ON FILE REPORTING BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES DESCRIBED IN
ITEM 1; AND (2) HAS FILED NO AMENDMENT SUBSEQUENT THERETO REPORTING BENEFICIAL OWNERSHIP OF FIVE PERCENT OR LESS OF SUCH CLASS.) (SEE RULE 13D-7).

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP NO. 370442832       SCHEDULE 13G            PAGE 2 OF 5 PAGES
                (AMENDMENT #1 - INTERIM FILING)*

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON

    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    1)GENERAL MOTORS SAVINGS STOCK PURCHASE PROGRAM FOR SALARIED EMPLOYEES IN THE UNITED STATES, 2)GENERAL MOTORS PERSONAL SAVINGS PLAN FOR HOURLY EMPLOYEES IN THE UNITED STATES,
    3)SATURN PERSONAL CHOICES SAVINGS PLAN FOR NON-REPRESENTED MEMBERS, 4)SATURN INDIVIDUAL SAVNGS PLAN FOR UNION-REPRESENTED EMPLOYEES

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    5,650,058 SHARES  (REPRESENTS 11,300,116 SHS WITH .5 VOTE EACH)
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    11,300,116 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11,300,116 SHARES

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    10.7% (5.3% VOTING)

12.  TYPE OF REPORTING PERSON*

     BK
CUSIP NO. 370442832       SCHEDULE 13G           PAGE 2A OF 5 PAGES
                (AMENDMENT #1 - INTERIM FILING)*
1.  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    OR DISCRETIONARY ADVISOR VARIOUS COLLECTIVE INVESTMENT FUNDS
    FOR EMPLOYEE BENEFIT PLANS AND OTHER INDEX ACCOUNTS  GENERAL
    MOTORS CLASS H

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    364,653 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    547,663 SHARES
8.  SHARED DISPOSITIVE POWER
    0 SHARES

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    547,663 SHARES

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    .5 %

12.  TYPE OF REPORTING PERSON*

     BK
CUSIP NO. 370442832       SCHEDULE 13G            PAGE 3 OF 5 PAGES
                (AMENDMENT #1 - INTERIM FILING)*
ITEM 1.
  (A)  NAME OF ISSUER

       GENERAL MOTORS CORPORATION

  (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

       3044 WEST GRAND BOULEVARD
       DETROIT, MI 48202

ITEM 2.

     (A)  NAME OF PERSON FILING
          STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110


     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS


     (D)  TITLE OF CLASS OF SECURITIES

          CLASS H COMMON STOCK

     (E)  CUSIP NUMBER

          370442832

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

CUSIP NO. 370442832       SCHEDULE 13G            PAGE 4 OF 5 PAGES
                (AMENDMENT #1 - INTERIM FILING)*
ITEM 4. OWNERSHIP

  (A)  AMOUNT BENEFICIALLY OWNED
       11,847,779 SHARES

  (B)  PERCENT OF CLASS
       11.2% (5.7% VOTING)

  (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
    (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE
         364,653 SHARES
   (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
         5,650,058 SHARES (REPRESENTING 11,300,116 SHS. WITH .5
         VOTE EACH)
  (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         547,663 SHARES
   (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         11,300,116 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
              HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         10 SEPTEMBER 1998

                         STATE STREET BOSTON CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE



                         /s/ Mary Sue Spain
                         ASSITANT VICE PRESIDENT